Exhibit 99.1

Contacts

Investors:

Steve Alexander

T: 972-673-6769/ steve.alexander@dpsg.com

Media:

Katie Gilroy

T: 781-418-3345/ katie.gilroy@keurig.com

FOR IMMEDIATE RELEASE

Keurig Dr Pepper Declares Quarterly Dividend

BURLINGTON, MA, and PLANO, TX (December 3, 2018) — Keurig Dr Pepper (NYSE: KDP) announced today that its Board of Directors has declared a quarterly cash dividend of $0.15 per share, payable in U.S. dollars, on the Company’s common stock.  The quarterly dividend will be paid on January 18, 2019 to shareholders of record on January 4, 2019.

ABOUT KEURIG DR PEPPER

Keurig Dr Pepper (KDP) is a leading coffee and beverage company in North America, with annual revenue in excess of $11 billion. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. The Company maintains an unrivaled distribution system that enables its portfolio of more than 125 owned, licensed and partner brands to be available nearly everywhere people shop and consume beverages. With a wide range of hot and cold beverages that meet virtually any consumer need, KDP key brands include Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott’s® and The Original Donut Shop®. The Company employs more than 25,000 employees and operates more than 120 offices, manufacturing plants, warehouses and distribution centers across North America. For more information, visit www.keurigdrpepper.com.